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                                  FORUM FUNDS

                         MULTICLASS (RULE 18F-3) PLAN

         February 13, 2006, as Amended and Restated on April 25, 2006

   This Plan is adopted by Forum Funds (the "Trust") pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") to set forth: (1) the attributes of each class of shares of beneficial interest (each a "Class", collectively, the "Classes") of Winslow Green Growth Fund (the "Fund"), a series of the Trust, identified in Appendix A, including applicable sales charges, distribution fees under Rule 12b-1 of the Act, shareholder service fees, conversion rights, and exchange privileges and (2) the methodology for allocating fees and expenses amongst the Classes.

   SECTION 1. CLASS DESIGNATIONS

   (A) The Classes of the Fund are: "Institutional Shares" and "Investor Shares." Each Class has a different arrangement for distribution, shareholder services, or both, as follows:

   (1) Institutional Shares. Are offered with no sales charges and are not subject to a distribution plan adopted in accordance with Rule 12b-1 under the Act or a shareholder service plan. The investment minimum is $250,000 (registered investment advisers and financial planners that maintain an account directly with the Fund's transfer agent may aggregate their client accounts to meet the minimum amount if prior written notice is provided to the Fund's transfer agent).

   (2) Investor Shares. Are offered with no sales charges and are not subject to a distribution plan adopted in accordance with Rule 12b-1 under the Act. Investor Shares are subject to a shareholder service plan. The investment minimum is $2,500 (subject to certain reductions for investments through Traditional or Roth Individual Retirement Accounts, qualified retirement plans or accounts subject to a systematic investment plan as described in the applicable prospectus). On June 6, 2006 ("Conversion Date"), eligible Investor Shares held in the following accounts maintained directly with the Fund's transfer agent and that have a balance of $250,000 or more, will be converted into Institutional Shares: (1) proprietary accounts of institutions (financial institutions, corporations, trusts, estates, religious and charitable organizations); (2) accounts of registered investment advisers and financial planners purchasing on behalf of clients who are charged asset-based or other management fees, and (3) other accounts. In order to be eligible for conversion on the Conversion Date, an account must, on or before May 30, 2006, provide the Fund's transfer agent with written notice of its intent to convert, along with an affirmation that the account meets the conversion requirements. Thereafter, Investors Shares valued at $250,000 or more and held in accounts of investors maintained directly with the Fund's transfer agent may be converted into Institutional Shares upon written request to the Fund's transfer agent, along with an affirmation that the account meets the conversion requirements.

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Accounts will not be assessed any fee in connection with the conversion of
Investor Shares into Institutional Shares and accounts will receive Institutional Shares in amount to the value of Investor Shares that are converted. Registered investment advisers and financial planners that maintain an accounts directly with the Fund's transfer agent may aggregate such accounts to meet the minimum amount if prior written notice is provided to the Fund's transfer agent.

   SECTION 2. VOTING

   Each Class shall have exclusive voting rights on any matter submitted to a shareholder vote that relates solely to the Class' arrangement for shareholder services or distribution and each Class shall have separate voting rights with respect to any matter submitted to a shareholder vote in which the interests of one Class differ from the interests of another Class.

   SECTION 3. CLASS EXPENSE ALLOCATIONS

   (A) Shareholder Service Expenses. All expenses incurred under a Class's shareholder service plan shall be allocated to that Class.

   (B) Other Class Expenses. The following expenses, which are incurred by Classes in different amounts or reflect differences in the amount or kind of services that different Classes receive (collectively with expenses under Sections 3(A) and 3(B), "Class Expenses"), shall be allocated to the Class that incurred the expenses to the extent practicable:

   (1)   Administration, fund accounting, and transfer agent fees and expenses;

   (2)   Litigation, legal and audit fees;

   (3)   State and foreign securities registration or other filing fees;

   (4)   Shareholder report expenses;

   (5)   Trustee fees and expenses;

   (6) Preparation, printing and related fees and expenses for proxy statements and, with respect to current shareholders, prospectuses and statements of additional information;

   (7)   Expenses incurred in connection with shareholder meetings; and

   (8) Subject to approval by the Trustees, such other fees and expenses as Citigroup Fund Services, LLC ("Citigroup"), pursuant to Rule 18f-3, deems to be allocable to specified Classes.

   (C) Class Expense Allocations. Class Expenses are to be borne solely by the Class to which they relate. Class specific administration, fund accounting, and transfer agency fees and expenses set forth in Item (1) of Section 3(C) are allocated to the Class that incurred the fees and/or expenses. All other fees of the Fund's administrator, fund accountant and transfer agent as well as the Fund's investment adviser and custodian are incurred by the Fund and not the individual Classes of the Fund. All other items in Section 3(C) are allocated to a specific Class to the extent they are attributable to the Classes in different amounts.

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   SECTION 4. OTHER ALLOCATIONS AND WAIVERS/REIMBURSEMENTS

   (A) Expenses Applicable to More than One Fund. Expenses (other than Class Expenses) incurred by the Trust on behalf of the Fund shall be allocated to the Fund and expenses (other than Class Expenses) incurred by the Trust on behalf of more than one Trust series shall be allocated among the Trust series that incurred the expenses based on the net asset values of the series in relation to the net asset value of all series to which the expense relates.

   (B) Other Allocations. Income, realized and unrealized capital gains and losses and expenses other than Class Expenses related to the Fund shall be allocated to each Class of the Fund based on the net asset value of the Class in relation to the net asset value of the Fund.

   (C) Waivers and Reimbursements. Nothing in this Plan shall be construed as limiting the ability of any person to waive any fee paid by the Fund or Class to that person or to reimburse any or all expenses of the Fund or Class; provided, however, that no waiver or reimbursement shall be made such that the waiver or reimbursement is, in effect, a de facto modification of the fees provided for in the Fund's advisory or custody agreements.

   SECTION 5. EXCHANGE PRIVILEGES

   Shareholders of a Class may exchange their shares for shares of any other Fund listed in Appendix A in accordance with Section 11(a) of the Act, the rules thereunder and the requirements of the applicable prospectuses without charge.

   SECTION 6. AMENDMENTS AND BOARD REVIEW

   (A) Non-Material Amendments. Non-material amendments to this Plan may be made at any time by the Trustees of the Trust after consultation with the applicable Fund's investment adviser.

   (B) Material Amendments. Material amendments to this Plan may only be made by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust as defined by the Act, upon a finding that the amendment is in the best interests of the Classes affected by the amendment and of the Fund and the Trust. Prior to any material amendment to this Plan, the Board of Trustees (the "Board") shall request such information as may be reasonably necessary to evaluate the Plan as proposed to be amended.

   (C) Board Review. The Board, including a majority of those Trustees who are not interested persons of the Trust as defined in the Act, shall review periodically (i) this Plan for its continuing appropriateness and (ii) any fee waivers and expense reimbursements to determine that the Funds are in compliance with Section 4(C).

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                                  FORUM FUNDS
                         MULTICLASS (RULE 18f-3) PLAN

                                  APPENDIX A

                         FUNDS AND EXCHANGE PRIVILEGES

                             As of April 25, 2006

Class                             Fund               Exchange Privileges(a)
-----                   -------------------------  ---------------------------
Institutional Shares    Winslow Green Growth Fund  . None
Investor Shares         Winslow Green Growth Fund  . None

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